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FOR IMMEDIATE RELEASE	July 11, 2013

Alaska Airlines Pilots Ratify Five-Year Contract

SEATTLE - Alaska Airlines' pilots on Wednesday approved a new, five-year contract. With nearly 94 percent of 1,343 eligible voters casting a ballot, 67 percent voted in favor of the agreement. The agreement increases pay by nearly 20 percent over the life of the agreement and contains job security and work rule improvements. It also protects the pilots' retirement and insurance benefits.
“The approval of this contract is a great tribute to the negotiators for ALPA and the company,” said Gary Beck, Alaska Airlines' vice president of flight operations. “They worked well together on an agreement that positions Alaska for continued growth and success and provides significant improvements for our pilots, who ensure the safety of our customers and employees every day.”
It is particularly significant that the pilots and Alaska management reached agreement on a new contract a little more than a month beyond the last agreement's April 1, 2013, amendable date. Contracts in the airline industry do not expire, they only become amendable, and it is common for negotiations to last for years beyond the amendable date. The parties' full negotiating teams began meeting in summer 2012.
“The pilots and management both approached these negotiations with the mindset that they wanted to change the paradigm of protracted negotiations. The fact that we were able to reach an agreement in a timely manner is a product of a mutual commitment to find terms that would work for both the pilots and for the company,” Capt. Chris Notaro, chairman of the Alaska Airlines Master Executive Council of the Air Line Pilots Association, International.
Alaska's pilots and management now will begin the process of implementing the new agreement and preparing to discuss changes needed to accommodate new flight-time/duty-time rules that are scheduled to go into effect on Jan. 4, 2014.
Founded in 1931, ALPA is the world's largest pilots union, representing more than 50,000 pilots at 33 airlines in the United States and Canada, including the 1,480 pilots at Alaska Airlines.
Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves 95 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for six consecutive years from 2008 to 2013. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.
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